Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Second Quarter 2014 Results and Provides Operational Update

HOUSTON, TX — August 5, 2014 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $95 million, or $0.23 per basic and diluted share for the second quarter of 2014, compared to a net loss of $79 million, or $0.19 per basic and diluted share, for the second quarter of 2013.  The net loss for the second quarter of 2014 includes $42 million of impairment charges associated primarily with wells drilled in the U.S. Gulf of Mexico, $12 million for seismic and exploration expenses and $22 million for general and administrative expenses.  Capital and operating expenditures (excluding changes in working capital) for the quarter ending June 30, 2014 were approximately $193 million.  Cash, cash equivalents, and investments at the end of the second quarter were approximately $2.6 billion.  This includes about $150 million designated for future operations held in escrow and collateralizing letters of credit, but excludes approximately $76 million in the TOTAL drilling fund for the Gulf of Mexico.

Operational Update

Cobalt also announced that it is finalizing operations on its successful Cameia #3 appraisal well and will move the Petroserv SSV Catarina rig to drill the Loengo #1 Pre-salt exploration well on Block 9.  Cobalt, as operator, owns a 40% working interest in Block 9.

In addition, Cobalt announced that it is moving forward on the Cobalt operated Cameia project development, targeting the formal sanction of the Cameia project by the end of 2014 and first production from the development in 2017.

Cobalt also announced that it is participating as non-operator in the first Heidelberg field development well currently being drilled in the deepwater Gulf of Mexico.  First production from Heidelberg remains on schedule for 2016.  Cobalt owns a 9.375% non-operated working interest in Heidelberg.

Also in the Gulf of Mexico, the second appraisal well on Cobalt’s Shenandoah discovery was spud in late May. The well is located on Walker Ridge Block 52.  Cobalt owns a 20% non-operated working interest in Shenandoah.  Due to mechanical difficulty, the Anchor #1 well has been junked and abandoned prior to reaching its geologic objectives. Results from the replacement Anchor well are now anticipated in early 2015. Cobalt owns a 20% non-operated interest in the Anchor prospect.  The first appraisal well at the Yucatan prospect is close to completion.  Cobalt owns a 5.34% non-operated interest in the Yucatan prospect.

Conference Call

A conference call for investors will be held today at 10 a.m. Central Time (11 a.m. Eastern Time) to discuss Cobalt’s Second Quarter 2014 results. Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer, and John P. Wilkirson, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517.  The passcode for the replay is 13586892.  The replay will be available until August 19, 2014.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com.  A replay of the webcast will also be available for approximately 30 days following the call.

For more information about these announcements, see Cobalt’s May 2014 Operational Update, which can be found on Cobalt’s website at www.cobaltintl.com in the Investor Center-Publications & Presentations section.

About Cobalt

Cobalt is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations:	Media Relations:
John P. Wilkirson	Lynne L. Hackedorn
Chief Financial Officer	Vice President, Government and Public Affairs
+1 (713) 452-2322	+1 (713) 579-9115

Consolidated Statement of Operations Information:

	For Three Months Ended June 30,		For Six Months Ended June 30,
	2014	2013	2014	2013
	($ in thousands except per share data)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses
Seismic and exploration	11,983	4,557	20,958	26,875
Dry hole expense and impairment	42,440	35,709	55,481	103,877
General and administrative	22,093	24,652	46,262	46,159
Depreciation and amortization	1,075	447	2,182	906
Total operating costs and expenses	77,591	65,365	124,883	177,817
Operating income (loss)	(77,591)	(65,365)	(124,883)	(177,817)
Other income (expense)
Gain on sale of assets	—	1,496	—	2,993
Interest income	1,435	1,619	2,379	3,144
Interest expense	(18,600)	(16,568)	(29,167)	(35,225)
Total other income (expense)	(17,165)	(13,453)	(26,788)	(29,088)
Net income (loss) before income tax	(94,756)	(78,818)	(151,671)	(206,905)
Income tax expense	—	—	—	—
Net income (loss)	$(94,756)	$(78,818)	$(151,671)	$(206,905)

Basic and diluted income (loss) per share	$(0.23)	$(0.19)	$(0.37)	$(0.51)
Weighted average common shares outstanding	407,088,848	406,916,569	407,039,193	406,733,954

Consolidated Balance Sheet Information:

	June 30, 2014	December 31, 2013
	($ in thousands)
Cash and cash equivalents	$237,685	$192,460
Short-term restricted funds	—	200,339
Short-term investments	1,474,767	1,319,380
Total current assets	1,886,485	1,967,443
Total property, plant and equipment	1,757,646	1,476,275
Long-term restricted funds	149,971	104,496
Long-term investments	783,960	14,661
Total assets	4,684,891	3,633,673
Total current liabilities	255,715	340,967
Total long-term liabilities	1,972,245	1,163,560
Total stockholders’ equity (407,095,514 and 406,949,839 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively)	2,456,931	2,129,146
Total liabilities and stockholders’ equity	4,684,891	3,633,673

Consolidated Statement of Cash Flows Information:

	Six Months Ended June 30,
	2014	2013
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(42,677)	$(233,124)
Investing activities	(1,181,278)	(900,248)
Financing activities	1,269,180	(1,095)